Exhibit 23.3

Consent of Independent Auditors

Ebix, Inc.

Schaumburg, IL

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ebix, Inc. of our report dated February 7, 2004 with respect to the balance sheets of LifeLink Corporation as of December 31, 2003 and 2002, and the related statements of income and retained earnings and cash flows for the years then ended, which report appears in Ebix, Inc.’s Form 8-K/A filed on May 24, 2005, and to the reference to our firm under the heading “Experts” in the prospectus.

NIEDERHAUSER & DAVIS, LLC

Niederhauser & Davis, LLC
Park City, Utah
August 31, 2005

435.655.3300

fax 435.649.4067

www.parkcitycpa.com

1795 Sidewinder Dr., Suite 101 - PO Box 680460 • Park City, Utah 84068